                                                                   Exhibit 99.3

                                 CODE OF ETHICS

The Company is based on a strong foundation of trust and respect. It is essential for us as an industry and as an organization within that industry to maintain a reputation for honesty and fair dealing.

This Code of Ethics reflects the Company's policy of responsible and ethical business practices, and applies to all employees of the Corporation and its subsidiaries. In addition to the Code of Ethics, all executive officers and financial executives will be subject to an additional code of ethics specifically designed for the most senior corporate officers. The Code reflects our commitment to conduct business honestly, fairly and ethically. By adopting this code, we acknowledge that our success is based on the commitment of all employees to observe and practice the highest standard of behavior. For convenience, the term "employees," as used in this Code, includes officers and non-officers, and the term, "Company" refers to every employing entity, whether a Company or non-Company affiliate of F.N.B. Corporation.

It is impracticable to think we can delineate all conduct required to ensure adherence to the high ethical standards expected of us, or set forth rules that cover all conceivable situations. This Code, therefore, is not intended to be all-inclusive, but should serve as a guide in applying our basic philosophy of conducting business with integrity and fairness.

Generally, you are expected to exercise good judgement and common sense in your decisions and dealing with others. You are expected to be knowledgeable about your job and to comply with all applicable laws and regulations. Many of the laws and regulations which govern your conduct also apply to your "immediate family", such as your spouse, children grandchildren, parents, grandparents, brothers, sisters and in-laws, as well as anyone who resides with you. It is your duty and responsibility to familiarize yourself with the provisions of this Code, to inform family members of your obligations under this Code, and to explain how their actions could affect you.

A violation of the Code is a serious matter, and may be grounds for dismissal or other disciplinary action. Any deviations or exceptions to the provisions of this Code must be authorized in advance, in writing, by your immediate supervisor, CEO or President.

Difficult questions of judgement may arise from time to time. If you have questions or concerns about issues that may be governed by the Code, if any doubt exists regarding the propriety of any action or activity, if the application of the rules or guidance of this Code to a particular circumstance is unclear, or should you become aware of actual or suspected violations, contact your immediate supervisor, CEO or President immediately.

If the supervisor, CEO or President cannot resolve any issue raised by an employee under the Code of Ethics, the supervisor, CEO or President will request assistance in resolving such issue from the Chief Legal Officer, Chief Auditor and Director of Corporate Human Resources. The Chief Legal



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Officer, Chief Auditor and Corporate Director of Human Resources will resolve all issues raised under the Code of Ethics. Only the Chief Legal Officer, Chief Auditor and Corporate Director of Human Resources, acting as a group, may grant waivers of this Code of Ethics. The Chief Legal Officer, Chief Auditor and Director of Corporate Human Resources will record minutes of any meetings and if they agree to waiver of this Code of Ethics, such waiver will only be granted in writing.

REPORTING MISCONDUCT
The Company's reputation for integrity depends upon the conduct of its employees. You are integral part of the Company's defenses against fraud, civil or criminal liability and unethical business practices.

If you think you may have violated any law, regulation, bank policy or this Code of Ethics, you must immediately report such to your supervisor, director of Human Resources, general auditor, Legal Department or CEO. In addition, if you observe, have knowledge of or become aware of any illegal or improper conduct on the part of another employee or person providing services for the Company, you must immediately communicate that information to your supervisor, director of Human Resources, general auditor, Legal Department or CEO.

Unless you report such situations to management, the Company cannot deal with such problems appropriately. If an employee conceals improper conduct, it often compounds the problem and may delay, hamper or preclude appropriate responses that could prevent further issues. Additionally, if you fail to disclose improper conduct of which you become aware, you are also exposing yourself to disciplinary action for failure to advise management of the problem.

SUPERVISORY RESPONSIBILITIES CONCERNING REPORTS OF MISCONDUCT

Upon learning of probable or actual misconduct, supervisors must immediately notify the Legal Department. Supervisors who fail to take appropriate action may be held responsible for failure to supervise properly.

RETALIATION IS PROHIBITED

The Company prohibits retaliation against any individual who, in good faith, reports any violation of law, regulation, company policy or this Code of Ethics, or any individual who participates in, or otherwise supports, an investigation of such reports. Anyone who retaliates against an individual under such circumstances will be subject to disciplinary action up to and including termination.

CONFLICTS OF INTEREST

A "conflict of interest" occurs in any situation in which you or a member of your immediate family stand to benefit, directly or indirectly, from a relationship with a supplier, customer, competitor or other person or company who deals with the Company. Employees are responsible for dealing fairly with the Company in business transactions and for ensuring that their personal and business interests do not bias decisions of Company personnel or the Board of Directors. Failure to ensure that transactions between employees and the Company are done properly may result in violation of law, regulatory sanctions or lead to reputation, liquidity, compliance and credit risks. You must strive at all times to avoid conflicts of interest, or even the appearance of a conflict, which could expose the Company to liability such as:

PREFERENTIAL TREATMENT

Favoring the interests of certain customers, suppliers, or fellow employees over what would be standard practice or accepted policy for the general public constitutes preferential treatment. This prohibition includes any special treatment for yourself, family members or close friends. As Company employees, you are not permitted to make loans or handle other sensitive financial transactions for yourself or your immediate family. These matters must be handled by an unrelated officer or employee. Types of preferential treatment are:

Better loan terms. Regulation O allows for the extension of credit pursuant to a benefit or compensation program to any employee of the Company or its affiliates that is widely available to all employees of the Company. Preference will not be given to any insider of the Company and its affiliates over other employees of the Company and its affiliates.

Personal involvement in a business deal. Transactions between an employee and the Company must be at arms-length and at a minimum comply with the following requirements: (a) the transaction complies with laws, especially laws pertaining to insider transactions; (b) the terms of the transaction are fully documented and are no more favorable than those available to the general public; and (c) the transaction has been discussed with and approved by your immediate supervisor who will first confer with the CEO or President or his designate.

Special treatment. You cannot give special treatment to a director, fellow employee, customer or supplier solely because of your personal relationship with that individual.

TAKING BUSINESS OPPORTUNITIES

A conflict of interest exists if you take for yourself a business opportunity which belongs to the Company. These opportunities rightfully belong to the Company when the Company has first pursued the opportunity, when the business has been offered to the Company, when it is the type of business in which the Company competes, when the Company has funded it, or when the Company has devoted facilities or personnel to develop it. For example, if, as an employee, you helped develop a training program or software package and then start a business to sell those products to other companies outside the Company, you would be improperly taking a business opportunity belonging to the Company.

Another example is that you are not to remove from the premises of the Company or any of its present or future subsidiaries or affiliates, except as an employee of the Company in pursuit of the business of F.N.B. Corporation or any of its present or future subsidiaries or affiliates, or except as specifically permitted in writing by the F.N.B. Corporation, any document or object containing or reflecting any Proprietary Information. It is also important for you to recognize that all such documents, tangible and intangible are property of the Company and that you must not divulge or disclose Proprietary Information to any third party and under no circumstances reveal or permit this information to become known by any competitor of F. N. B. Corporation or its subsidiaries and affiliates. At the end of employment with F.N.B. Corporation or any of its affiliates, subsidiaries or future affiliates or subsidiaries, or any time upon request by F.N.B. Corporation, you shall return all such material to the Company. In addition, you must understand that you are not to retain any copies, duplicates, reproductions, or excerpts of the Proprietary Information either during employment or at any time thereafter.

GIVING TAX OR LEGAL ADVICE

Employees are often asked by their customers for advice on certain topics involving their accounts or finances. To avoid a conflict of interest, you should avoid giving any advice unless it is an inherent part of your job. You should consult the appropriate legal or regulatory personnel within the Company when unsure what to do. You should never give tax or legal advice which you aren't both qualified and licensed to provide.

Keep in mind, too, that when you consult the Legal Department for help in handling a situation, the answer you are given will represent the best interests of the Company. Customers should not expect or rely on information from our Legal Department for their personal use, but should always be encouraged to seek out their own attorneys. If a customer asks you for the name of an attorney, be careful to avoid the appearance of favoritism or potential influence over the customer's decisions. Name several individuals, or better yet, encourage the customer to contact the lawyer referral service in his area.

If you become involved in a situation which might cause a conflict, or even the appearance of a conflict, consult with your immediate supervisor. In many cases disclosing the situation alone may eliminate the conflict.

CONFIDENTIAL INFORMATION

Confidentiality has always been an essential part of the financial industry. Our customers give us a great deal of sensitive information about themselves and trust us to keep this information confidential. It is your responsibility to safeguard information about the Company, its customers, suppliers, shareholders and employees. Information you acquire through your employment must be held in the strictest confidence and may be used solely for business purposes, and never for personal gain. It must not be disclosed to anyone else, including family members or even another employee, unless the other employee has a business reason for obtaining the information in order to perform his or her duties. Except for routine credit inquiries, confidential information may be disclosed to persons outside the Company only when authorized in writing by the customer or as required by law (under subpoena or other legal process).

TYPES OF CONFIDENTIAL INFORMATION

Although we cannot list every type of information that should remain confidential, here are some examples. In every case, releasing this information to unauthorized persons could subject both you and the Company to liability.

Confidential information is any information relating to the business of F.N.B. Corporation or any of its subsidiaries or affiliates that has not previously been publicly released by F.N.B. or its affiliates; this includes information such as marketing and business plans, financial information, costs, pricing information, customer and client lists, relationships between F.N.B. and dealers, distributors, sales representatives, wholesalers, customers, clients, suppliers and any information which any of them provide to F.N.B. and its affiliates.

INFORMATION ABOUT CUSTOMERS.

Employees are often in possession of confidential credit information about a customer which, if disclosed, could have a material effect on the customer's operations or business reputation, or on the market for the customer's securities. Any disclosure of privileged or material information could expose the Company and the employee disclosing the information to liability. To limit this possibility, confidential information should be shared with other departments or affiliates only as specifically needed to perform work activities. This is particularly true of relationships between the trust, investment, lending and non-deposit product function for the Company. Indiscriminate handling of documents, and discussion of business in public or common areas such as elevators, hallways, rest rooms and lunch areas should be avoided.

INFORMATION ABOUT THE COMPANY OR F.N.B. CORPORATION. You must not disclose information concerning business plans, customer lists and databases, or reports resulting from regulatory examinations. Releasing financial information about the Corporation is discussed under "Insider Trading."

PRESERVATION OF CONFIDENTIALITY. As a condition of your employment at F.N.B. or one of its affiliates, you agree to regard and preserve as confidential any information which is generally described above, including any information which you may develop or obtain during the course of your employment. This includes any information which you have retained in any fashion, including in writing, electronically or in your memory, including information maintained on any computer or electronic device owned by you or F.N.B. and its affiliates or any other personal property on which you have maintained confidential information. You agree that you will not, without written authorization from F.N.B. or its affiliates, use any such confidential information for your own benefit or purpose and you will not disclose such information to others at any time, either during the time which you were employed with F.N.B. or its affiliates or at any time thereafter, irrespective of the reason for your termination of employment, including involuntary or voluntary termination and retirement. Of course, you may disclose information necessary in the performance of work for F.N.B. and its affiliates.

REMOVAL OF DOCUMENTS. You agree not to remove from the premises of F.N.B. or its affiliates, except in your capacity as an employee and in pursuit of business on behalf of F.N.B. or its affiliates any document or object containing or reflecting confidential information as described above. You recognize that any such information, even if developed by you, is the exclusive property of F.N.B. or its affiliates.

NON-SOLICITATION. As a condition of your employment at F.N.B., during the term of your employment and during the one year period immediately following termination of your employment, you hereby agree that you will not engage in any acts which would be considered improper solicitation under this Code of Ethics. For the purposes of this Code of Ethics, improper solicitation includes: directly or indirectly, soliciting or selling to any customer of F.N.B. or its affiliates, any product or service offered by F.N.B. or its affiliates; employing or assisting in employing any present employee of F.N.B. or any of its affiliates; and directly or indirectly requesting or advising any customer or supplier of F.N.B. to withhold, curtail, or cancel their business with F.N.B. or its affiliates. A customer is any person or entity with whom you transacted business or became aware of during your employment with F.N.B.

COMPANY'S INTEREST IN CONFIDENTIAL INFORMATION

The confidential information discussed above is valuable property of F.N.B. and its affiliates which F.N.B. desires to and intends to protect under applicable laws. If you fail to abide by the confidential information provisions of this Code of Ethics, F.N.B. and its affiliates may take legal action against you to compel you to cease any activity violating the Code of Ethics, return property or abide by other appropriate remedies available to F.N.B. These remedies may include injunctive relief or the recovery of money damages.

INSIDER TRADING

Material information about F.N.B. Corporation is disclosed to the public in a way so that everyone interested in the Corporation or its securities will receive that information at the same time. Early or unauthorized disclosure is a violation of federal securities laws.

The use of material non-public information concerning F.N.B. Corporation or any of its Affiliates (also known as "inside information") in securities transactions ("insider trading"), or the communication of that information to others who use it in securities trading, may violate federal securities laws. Violations of these securities laws are likely to result in harsh consequences for the individuals involved, including:

        Exposure to investigations by the Securities and Exchange Commission
        (SEC);

        Criminal and civil prosecution;

        Relinquishing any profits realized or losses avoided through use of the information;

        Penalties of up to $1,100,000 or three times the amount of any profits or losses, whichever is greater;

        Prison terms of up to ten years; and/or

        Possible additional liability in private lawsuits brought by persons with whom the employee engages in securities transactions.

Insider trading violations can also expose F.N.B. Corporation and its Employees acting in supervisory capacities to civil liabilities and penalties for the actions of Employees under their control who engage in insider trading.

F.N.B. Corporation has adopted this policy statement to ensure that insider information will not be used by Employees in securities transactions and to ensure that the confidentiality of the information will be maintained. This policy also applies to securities transactions made by individuals who reside in the same household with employees. Strict compliance is expected from all employees and members of their households. Any violation may result in disciplinary action, up to and including termination of employment.

        NO EMPLOYEE OR MEMBER OF AN EMPLOYEE'S HOUSEHOLD MAY PURCHASE OR SELL ANY SECURITY WHETHER OR NOT ISSUED BY F.N.B. CORPORATION, IF THAT EMPLOYEE POSSESSES NON-PUBLIC MATERIAL INFORMATION CONCERNING F.N.B. CORPORATION, ITS AFFILIATES OR ANY OTHER PUBLIC COMPANY. ANY EMPLOYEE WITH KNOWLEDGE OF MATERIAL INFORMATION REGARDING F.N.B. CORPORATION, ITS AFFILIATES OR ANOTHER COMPANY THAT TRANSACTS BUSINESS WITH F.N.B. CORPORATION (SUCH AS A MERGER, ACQUISITION CANDIDATE OR VENDOR, ETC.) SHALL NOT COMMUNICATE SUCH INFORMATION TO ANY OTHER PERSON UNLESS THAT PERSON REQUIRES THE INFORMATION IN ORDER TO PERFORM HIS OR HER PROFESSIONAL DUTIES.

        EMPLOYEES SHOULD CONSULT WITH THE LEGAL DEPARTMENT IF THEY HAVE ANY QUESTIONS PERTAINING TO THESE RESTRICTIONS.

"Material Information" means information relating to F.N.B. Corporation (or any other company with publicly-traded securities), or its affiliates, its business operations or securities, which would be likely to affect the market price of any of its securities, or would be likely to be considered important by an investor in determining whether to buy, sell, or hold those securities if the information were to be publicly disseminated. Some examples of the types of information often found to be "material" are:

         Earnings estimates;
         Dividends;
         Major new discoveries or advances in research;

         Acquisitions, including mergers and tender offers;
         Sales of substantial assets;
         Change in debt ratings;
         Significant write-downs of assets or additions to reserves or bad debts or contingent liabilities;
         Liquidity problems;
         Important management developments;
         Public offerings;
         Major price or marketing changes;
         Labor negotiations; or
         Significant litigation or investigations by internal auditors or government bodies.

Information about a company should be considered non-public if it is not widely disseminated to the general public. Information would generally be deemed "widely disseminated" if it has been disclosed, for example, in:

         The Dow Jones broad tape;
         News wire services such as Associated Press (AP) or Reuters; Radio or television;
         Newspapers or magazines;
         Public documents filed with SEC, such as periodic reports, prospectuses or proxies.


Employees, immediate family members and others residing at their place of residence, may not purchase or sell a security until at least 48 hours after the material non-public information the employee possesses has been widely disseminated.

SALE OF TRUST ASSETS

Employees of F.N.B. Corporation and its affiliates are generally not permitted to purchase assets owned by or administered by First National Trust company in its custodial, administrative, or fiduciary capacity or any F.N.B. Corporation affiliate. Reference should be made to the F.N.B. Corporation Trust Policy for additional details about the sale of trust assets to employees.

MAINTAINING THE ACCURACY OF BANK RECORDS

The Company's records must be completely accurate. In order to insure such accuracy, you must continually provide information to others within the Company that it is accurate, complete, objective, relevant, timely and understandable. You may not make any false or misleading entries in the Company's books, records or filings or provide false information to anyone. Your appropriate actions will insure that the Company will timely record all transactions correctly in accordance with regulatory requirements.

If you become aware of questionable accounting or auditing matters, you must report such to the Chairman, Audit Committee. This submission may be anonymous, if you so choose. The Audit Committee is charged with receiving and handling all such issues in a confidential manner When appropriate, the

Audit Committee will promptly report violations of the Code of Ethics in accordance with rules and regulations established by the Securities and Exchange Commission.

BREACH OF TRUST OR DISHONESTY

As a Company employee, you must comply with all laws and regulations, including those specific to our industry. If you specifically violate any applicable bank industry laws (such as check kiting, embezzlement, accepting or making fraudulent statements or making fictitious loans), you will lose your job and, in most cases, suffer the consequences of criminal prosecution. If you are convicted of a criminal offense, whether or not it is related to Company, you will still face substantial fines and imprisonment.

Specifically, the law prohibits:

        Taking any money, funds, credits, assets, securities, software, or other property from the Company, including embezzlement of misappropriation of funds.

        Taking gifts, favorable treatment, bribes or anything of value in conjunction with general business decisions or Company transactions.

        Making false entries in accounting records, reports, financial statements or other documents.

        Using threats, physical force or other unauthorized means to collect money.

        Using Company funds or assets to finance campaigns for political office.

        Making a loan or giving a gift to an examiner who has the authority to examine F.N.B. Corporation or any of its affiliates or to an external auditor who has the authority to audit F.N.B. Corporation or any of its affiliates.

        Failing to report currency transactions and other matters as required by the Bank Secrecy Act.

        Knowing that a criminal offense has been committed and not notifying appropriate Company personnel and helping someone avoid capture or punishment.

If you have reason to suspect illegal or unethical activity is taking place within the Company, it is both your right and responsibility to report it. Contact your immediate supervisor, who will confer with the CEO, President, or Legal Department and describe the problem. You will be provided with follow-up information when it is deemed appropriate.

TIE-INS AND COMPETITION

Although you are encouraged to promote the sale of all of the various products and services offered by the Company, you should be aware that federal law prohibits: "certain tying arrangements." A tying arrangement is one in which a seller places conditions on offering a Company product or service which obligate a Company customer to purchase a separate Company product or service. For example, you may not extend credit on the condition that a customer rent a safe deposit box. These prohibitions do not apply, however, to certain traditional Company practices, such as requiring a compensating balance in connection with a loan.

Additionally, the Sherman Antitrust Act prohibits any combination, conspiracy or agreement among competitors to restrict or prevent competition. A specific violation of this Act could be a formal or informal agreement between you and an employee of another Company to fix prices, allocate markets or customers, or refuse to deal with particular suppliers or customers. If you are in contact with competing Companies, you must avoid any conversation that might give the appearance of making such agreements. Be especially careful at social or professional gatherings, where information related to the Company's business dealings could be overheard by a competitor.

GIFTS

By law, you are not allowed to ask for or receive "anything of value" from a customer, supplier, director, fellow employee, company or anyone else, if the intention is to influence or reward a business decision or transaction involving the Company.

A "business decision" includes, but is not limited to, awarding business to a supplier, extending credit, underwriting transactions, giving or receiving investment advice, and handling trust matters, checking accounts and any other transactions involving customers and suppliers. These rules apply both before and after a transaction is discussed and completed.

The Company Bribery Act applies to the person who offered the thing of value as well as the person who received it. A violation of the Act can result in substantial penalties, fines and/or imprisonment.

"ANYTHING OF VALUE": The definition of "anything of value" includes (but isn't limited to) lavish or expensive gifts, including the use of vacation homes, hunting lodges, villas, hotel accommodations, air fare or any other travel expenses. Also included are expenses incurred in connection with a trip made to evaluate a potential customer transaction or to select a supplier. Payment for these expenses should never be accepted without prior written approval from the CEO, President, or his designee. GIFTS OF CASH IN ANY AMOUNT ARE NEVER PERMITTED. A rule of thumb about gifts is: Always decline any gift, regardless of value, for you or your family if it is intended to, or has the appearance of intending to influence the decisions you make for the Company.

WHAT MAY BE ACCEPTED: There are some types of gifts, favors or entertainment which may be accepted under certain circumstances. Here are a few examples:

         Meals and other entertainment. You may occasionally accept meals, refreshments and other entertainment from a customer, supplier, attorney or vendor if they are of reasonable value and the purpose of the meeting is to discuss business matters. Entertainment of reasonable value, (like attending a local football game) is also acceptable if it is a normal business practice generally offered to other customers, suppliers or vendors.

         "Nominal" gifts. You may occasionally accept small gifts or favors of nominal value offered as advertising or promotional material (for example, pens, pencils, note pads, calendars or food). Remember, though, that it isn't acceptable to take any gift or favor (even if its value is nominal) if it is given in direct relationship with a business decision or transaction, and the gift is used to exert influence on you. Further, even gifts of nominal value are not allowed if they are given on a regular basis. If you receive a gift and are unsure if it qualifies as one of "nominal value," consult with your CEO or President.

         Personal gifts. You may accept gifts of nominal value when they are related to recognize special occasions such as a graduation, promotion, new job, wedding, retirement, or a holiday. You may also accept a gift if it is given based on an obvious family or close personal relationship and is unrelated to the business involved between individuals.

         Gifts rewarding service or accomplishments: You may accept a gift from a civic, charitable, or religious organization given specifically because of your service or accomplishment.

         Discounts or rebates. You may take advantage of any discount on Company services or products if they are the standard discounts offered to all employees. You may also accept discounts or rebates on merchandise or services you buy for yourself from a customer or supplier, but only if they are the same as those offered to other customers or suppliers.

There may be other circumstances in which receiving a gift would be acceptable. If you are unsure about a particular situation, discuss it with your CEO or President. If someone sends you a gift which doesn't comply with the guidelines stated above and you were unable to decline it personally, report it to your immediate supervisor who will confer with the CEO or President for direction on how to proceed.

OUTSIDE ACTIVITIES

Involvement in civic and political activities is beneficial to an employee's personal growth and influence within his or her community and profession, as well as to the Company. However, you are expected to avoid any outside interest or activity that will interfere with your duties at the Company.

Generally, your outside interests or activities should not:


         Significantly encroach on the time or attention you devote to your duties;
         Adversely affect the quality of your work;
         Compete with the Company's activities;
         Involve any significant use of Company equipment, facilities or supplies;
         Imply Company sponsorship or support;
         Adversely affect the Company's reputation.



CIVIC ACTIVITIES: Active participation in religious, community, professional or charitable organizations is encouraged. Approval is not required to participate in or accept appointment as a trustee, director or officer of a non-profit organization unless there is a lending relationship or some other potential conflict of interest between the organization and the Company.

POLITICAL ACTIVITIES: You are encouraged to participate in political activities on your own time and in accordance with your individual desires and political preferences. However, it must be clear at all times that your participation is done as an individual and not as a representative of the Company. Before accepting an appointment to or a nomination for public office, you must obtain the written approval of the Company's CEO or President, or where applicable, the Board of Directors. You should contact your immediate supervisor to begin the process. The Company is strictly prohibited from contributing money, property or services to any political party or candidate, either domestic or foreign. Loans are also prohibited, except where made in the ordinary course of business and in compliance with federal and state laws.

BUSINESS AND EMPLOYMENT ACTIVITIES: You may not accept a position as a director, trustee, officer, owner or general partner of an outside business organized for profit without the prior written approval of your CEO or President. You are advised to contact your immediate supervisor to initiate your request for approval. If approved, you are expected to recuse yourself from participating in any decisions involving a relationship between the organization and the Company.

You must not engage in outside employment or business ventures that interfere or conflict with the satisfactory fulfillment of your responsibilities to the Company. You should not accept outside employment as a representative who prepares, audits, or certifies statements or documents pertinent to the Company's business, nor should you engage in business ventures where the primary purpose is competition with the Company. Approval is required before engaging in activities such as consulting, preparing tax returns, selling real estate or rendering legal advice.

You should not invest in or have a personal business involvement with a customer if you are responsible for the management of the Company's relationship with that customer.

You may be prohibited by federal law from participating in "interlocking affiliations" that is, dual service as an employee of an organization that is primarily engaged in the issue, flotation, underwriting, public sale or distribution of stocks, bonds or to the securities; as a director, officer or employee of any commercial Company, Company association, trust company or savings Company not owned by F.N.B. Corporation; or as a director or officer of a registered pubic utility holding company or subsidiary.

FIDUCIARY ACTIVITIES: To avoid the appearance of conflicts, you should not agree to serve as an executor, trustee, personal trust advisor, guardian or other position for anyone except a member of your immediate family. If you aren't sure whether a particular situation presents a conflict of interest, ask your immediate supervisor for clarification, since serving in this capacity requires prior written approval from the President and CEO or his/her designate.. Employees may not accept bequests from Company customers. If this should occur, you must take whatever legal steps are necessary to renounce the bequest. Any exception to this policy will be based on a clear representation that you had a close personal relationship with the deceased which was unrelated to your employment with the Company.

PERSONAL FINANCES

No profession or industry has been held to a higher standard of conduct or provided greater public service than the Banking industry. Company's have traditionally recognized their duty to act in a manner of public trust and confidence. Because you're a Banker, our customers assume that you manage your finances impeccably. Consequently, you must avoid activities which may cause the public to lose confidence in you or the Company. It is imperative that employees avoid overdrafts, late payment of bills, misuse of Company accounts, check kiting or involvement in criminal misuse of an account. In fact, engaging in any of these activities could subject you to disciplinary action, up to and including discharge.

INVESTING IN OTHER BUSINESSES

As an employee, you must have prior written approval from the CEO to invest directly or indirectly in:

        The stock or business of a competitor, supplier or customer, unless that company's shares are publicly traded on a stock exchange or in the over-the-counter market.

        A company, business or other opportunity made available to you by a customer or supplier of the Company.

        Any company or business in which your ownership would be 4.99% or more.

You must contact your immediate supervisor to begin the approval process.




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         BORROWING OR LENDING MONEY

Borrowing is an essential function of our Company. As an employee, you must be especially careful how you conduct your personal borrowing or lending activities. These guidelines will help prevent conflicts of interest and/or violations of federal law. When necessary, contact your immediate supervisor to begin the approval process.

         Without the prior written approval of the Company's CEO or President, or where applicable, the Board of Directors, you should not borrow from a Company customer or borrow personally from employees. Neither should you co-sign, endorse or assume liability for borrowings of any customer (except a member of your family).

         Directors and executive officers are subject to the borrowing limitations of Regulation "O," a federal regulation which pertains to lending to a director or executive officer, or a lending officer making loans to directors or officers, it is your responsibility to understand and comply with Reg O. Specific information is available from the Legal Department of F.N.B. Affiliate Services.

         Lenders may not offer preferential interest rates, terms or waived fees on any kind of loan to any director of executive officer unless widely available to other employees.

ACKNOWLEDGMENT

At the time of each employee's review, or, at least annually, each employee must sign an acknowledgment of their receipt and review of the current Code of Ethics with all appropriate disclosures noted. Certain disclosures must be made to your supervisor or others as situations arise.

Non-Employee Directors will include relevant information in these areas as part of the annual completion of the Regulation O questionnaire.

If you have any questions in these areas, please contact your immediate supervisor, Human Resources, the Legal Department, or your CEO or President for assistance. All inquiries in these matters will be strictly confidential in accordance with policy and applicable laws and regulations.





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                                 ACKNOWLEDGMENT

I hereby acknowledge that I have received and reviewed the Code of Ethics and wish to disclose the following:



I agree to update this information as necessary. By signing below, I promise to comply with the provisions of the Code throughout the duration of my employment.


Signature





Print Name
Date


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